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                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549


                                 SCHEDULE 13G
                                (Rule 13d-102)

 INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1(b)(c),
        AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO RULE 13d-2(b)


                            (Amendment No.      )*
                                          ------


                             SmarterKids.com, Inc.
                   -----------------------------------------
                               (Name of Issuer)


                         Common Stock, $.01 par value
                   -----------------------------------------
                        (Title of Class of Securities)

                                   83169C10
                   -----------------------------------------
                                (CUSIP Number)


                               December 31, 1999
                   -----------------------------------------
            (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

          [_] Rule 13d-1(b)
          [_] Rule 13d-1(c)
          [X] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                              Page 1 of 12 pages

===============================================================================

CUSIP NO. 83169C10                  13G                     Page 2 of 12
          --------                                               -    --
===============================================================================

      NAMES OF REPORTING PERSONS.
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

      North Bridge Venture Partners III, L.P.

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      Delaware

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            0 shares

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          2,967,817 shares
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             0 shares

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          2,967,817 shares

------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      2,967,817 shares

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10    (SEE INSTRUCTIONS)
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
      15.3%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
12
      PN

------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
                              Page 2 of 12 pages

===============================================================================

CUSIP NO. 83169C10                  13G                     Page 3 of 12
          --------                                               -    --
===============================================================================

      NAMES OF REPORTING PERSONS.
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

      North Bridge Venture Management III, L.P.

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      Delaware

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            0 shares

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          2,967,817 shares
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             0 shares

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          2,967,817 shares
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      2,967,817 shares
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10    (SEE INSTRUCTIONS)
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
      15.3%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
12
      PN

------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
                              Page 3 of 12 pages

===============================================================================

CUSIP NO. 83169C10                  13G                     Page 4 of 12
          --------                                               -    --
===============================================================================

      NAMES OF REPORTING PERSONS.
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

      Edward T. Anderson

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      United States

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            0 shares

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          2,967,817 shares
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             0 shares

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          2,967,817 shares

------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      2,967,817 shares

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10    (SEE INSTRUCTIONS)
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
      15.3%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
12
      IN

------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
                              Page 4 of 12 pages

===============================================================================

CUSIP NO. 83169C10                  13G                     Page 5 of 12
          --------                                               -    --
===============================================================================

      NAMES OF REPORTING PERSONS.
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

      Richard A D'Amore

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      United States

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            0 shares

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          2,967,817 shares
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             0 shares

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          2,967,817 shares

------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      2,967,817 shares
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
10    SHARES (SEE INSTRUCTIONS)
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
      15.3%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
12
      IN

------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
                              Page 5 of 12 pages

===============================================================================

CUSIP NO. 83169C10                  13G                     Page 6 of 12
          --------                                               -    --
===============================================================================

      NAMES OF REPORTING PERSONS.
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).


      Jeffrey P. McCarthy
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      United States

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            0 shares

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          2,967,817 shares
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             0 shares

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          2,967,817 shares
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      2,967,817 shares
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10    (SEE INSTRUCTIONS)
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
      15.3%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
12
      IN

------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
                              Page 6 of 12 pages

===============================================================================

CUSIP NO. 83169C10                  13G                     Page 7 of 12
          --------                                               -    --
===============================================================================

      NAMES OF REPORTING PERSONS.
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

      William J. Geary

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      United States

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            0 shares

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          2,967,817 shares
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             0 shares

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          2,967,817 shares

------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      2,967,817 shares
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10    (SEE INSTRUCTIONS)
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
      15.3%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
12
      IN

------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
                              Page 7 of 12 pages

===============================================================================

CUSIP NO. 83169C10                  13G                     Page 8 of 12
          --------                                               -    --
===============================================================================
                                  Schedule 13G
                                  ------------

Item 1(a).  Name of Issuer:  SmarterKids.com, Inc.
            --------------

Item 1(b).  Address of Issuer's Principal Executive Offices:
            -----------------------------------------------
            15 Crawford Street, Needham, MA 02494

Item 2(a).  Names of Persons Filing:  (1) North Bridge Venture Partners III,
            -----------------------
            L.P.; (2) North Bridge Venture Management III, L.P. (the sole general partner of North Bridge Venture Partners III, L.P.); and (3) Edward T. Anderson, Richard A. D'Amore, William J. Geary and Jeffrey
            P. McCarthy (the general partners of North Bridge Venture Management III, L.P.).

Item 2(b).  Address of Principal Business Office or, if None, Residence:  The
            -----------------------------------------------------------
            address of the principal business office of each of North Bridge Venture Partners III, L.P., North Bridge Venture Management III, L.P., Edward T. Anderson, Richard A. D'Amore, William J. Geary and Jeffrey P. McCarthy is 950 Winter Street, Suite 4600, Waltham, MA 02451.

Item 2(c).  Citizenship:  Each of North Bridge Venture Partners III, L.P., and
            -----------
            North Bridge Venture Management III, L.P. is a limited partnership organized under the laws of the State of Delaware. Each of Edward T. Anderson, Richard A. D'Amore, William J. Geary and Jeffrey P. McCarthy is a United States citizen.

Item 2(d).  Title of Class of Securities:  Common Stock, $.01 par value per
            ----------------------------
            share.

Item 2(e).  CUSIP Number: 83169C10
            ------------

Item 3.     If this statement if filed pursuant to Rule 13d-1(b), or 13d-2(b)
            -----------------------------------------------------------------
            or (c), check whether the person filing is a:
            --------------------------------------------

            (a) [  ]  Broker or Dealer registered under Section 15 of the
                      Securities Exchange Act of 1934 (the "Act").

            (b) [  ]  Bank as defined in Section 3(a)(6) of the Act.

            (c) [  ]  Insurance Company as defined in Section 3(a)(19)
                      of the Act.

            (d) [  ]  Investment Company registered under Section 8 of the
                      Investment Company Act of 1940.

            (e) [  ]  An investment adviser in accordance with
                      Rule 13d-1(b)(1)(ii)(E).

            (f) [  ]  An employee benefit plan or endowment fund in
                      accordance with  Rule 13d-1(b)(1)(ii)(F);

            (g) [  ]  A parent holding company or control person in
                      accordance with Rule 13d-1(b)(1)(ii)(G).

            (h) [  ]  A savings association as defined in Section 3(b)
                      of the Federal Deposit Insurance Act;

                              Page 8 of 12 pages

===============================================================================

CUSIP NO. 83169C10                  13G                     Page 9 of 12
          --------                                               -    --
===============================================================================

            (i) [  ]  A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

            (j) [  ]  Group, in accordance with Rule 13d-1(b)(ii)(J), check this box [  ].

            Not Applicable.


Item 4.     Ownership.
            ---------

            (a)  Amount Beneficially Owned:

                 As of December 31, 1999, North Bridge Venture Partners III, L.P. was the record holder of 2,967,817 shares of Common Stock (the "Record Shares"). By virtue of the affiliate relationship between North Bridge Venture Partners III, L.P. and North Bridge Venture Management III, L.P., North Bridge Venture Management III, L.P. may be deemed to own beneficially all of the Record Shares. In their capacities as individual general partners of North Bridge Venture Management III, L.P., Edward
                 T. Anderson, Richard A. D'Amore, William J. Geary and Jeffrey
                 P. McCarthy may be deemed to own beneficially all of the Record Shares.

                 Each of the reporting persons expressly disclaims beneficial ownership, except to the extent of its pecuniary interest therein, if any, of any shares of Common Stock of SmarterKids.com, Inc. and except in the case of North Bridge Venture Partners III, L.P. for the 2,967,817shares which it holds of record.

     (b)    Percent of Class:

                      North Bridge Venture Partners III, L.P.: 15.3% North Bridge Venture Management III, L.P.: 15.3% Edward T. Anderson: 15.3%
                      Richard A. D'Amore: 15.3%
                      William J. Geary: 15.3%
                      Jeffrey P. McCarthy: 15.3%

     The foregoing percentages are calculated based on the 19,364,674 shares of Common Stock of SmarterKids.com, Inc. outstanding as of December 31, 1999.

     (c)         Number of shares as to which such person has:

                 (i)  sole power to vote or to direct the vote:

                      0 shares for each reporting person

                 (ii) shared power to vote or to direct the vote:

                      North Bridge Venture Partners III, L.P.: 15.3% North Bridge Venture Management III, L.P.: 15.3%

                              Page 9 of 12 pages

===============================================================================

CUSIP NO. 83169C10                  13G                     Page 10 of 12
          --------                                               -    --
===============================================================================

                      Edward T. Anderson: 15.3%
                      Richard A. D'Amore: 15.3%
                      William J. Geary: 15.3%
                      Jeffrey P. McCarthy: 15.3%

                (iii) sole power to dispose or direct the disposition of:

                      0 shares for each reporting person

                 (iv) shared power to dispose or direct the disposition of:

                      North Bridge Venture Partners III, L.P.: 15.3% North Bridge Venture Management III, L.P.: 15.3% Edward T. Anderson: 15.3%
                      Richard A. D'Amore: 15.3%
                      William J. Geary: 15.3%
                      Jeffrey P. McCarthy: 15.3%


Item 5.    Ownership of Five Percent or Less of a Class.
           --------------------------------------------
           Not Applicable.


Item 6.    Ownership of More than Five Percent on Behalf of Another Person.
           ---------------------------------------------------------------
           Not Applicable.


Item 7.    Identification and Classification of the Subsidiary which Acquired
           ------------------------------------------------------------------
           the Security Being Reported on By the Parent Holding Company.
           ------------------------------------------------------------
           Not Applicable.


Item 8.    Identification and Classification of Members of the Group.
           ---------------------------------------------------------
           Not Applicable. The reporting persons expressly disclaim membership in a "group" as defined in Rule 13d-1(b)(ii)(J).


Item 9.    Notice of Dissolution of Group.
           ------------------------------
           Not Applicable.


Item 10.   Certification.
           -------------
           Not Applicable. This statement on Schedule 13G is not filed pursuant to Rule 13d-1(b) or Rule 13d-1(c).


                             Page 10 of 12 pages

===============================================================================

CUSIP NO. 83169C10                  13G                     Page 11 of 12
          --------                                               --    --
===============================================================================


                                   SIGNATURE
                                   ---------

    After reasonable inquiry and to the best of its knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.


Date:  February 14, 2000

NORTH BRIDGE VENTURE PARTNERS III, L.P.

By:    North Bridge Venture Management III, L.P.

       By: /s/ Edward T. Anderson
           ----------------------
           Edward T. Anderson
           General Partner


NORTH BRIDGE VENTURE MANAGEMENT III, L.P.

        By: /s/  Edward T. Anderson
            -----------------------
            Edward T. Anderson
            General Partner


EDWARD T. ANDERSON


            /s/  Edward T. Anderson
            -----------------------


RICHARD A. D'AMORE


            /s/  Richard A. D'Amore
            -----------------------


JEFFREY P. MCCARTHY


            /s/  Jeffrey P. McCarthy
            ------------------------


WILLIAM J. GEARY


            /s/  William J. Geary
            ---------------------

                              Page 11 of 12 pages

===============================================================================

CUSIP NO. 83169C10                  13G                     Page 12 of 12
          --------                                               --    --
===============================================================================

                                   AGREEMENT
                                   ---------

     Pursuant to Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, the undersigned hereby agree that only one statement containing the information required by Schedule 13G need be filed with respect to the ownership by each of the undersigned of shares of stock of SmarterKids.com, Inc.

     EXECUTED this 14th day of February, 2000.


NORTH BRIDGE VENTURE PARTNERS III, L.P.

By:  North Bridge Venture Management III, L.P.

     By: /s/ Edward T. Anderson
         ----------------------
         Edward T. Anderson
         General Partner


NORTH BRIDGE VENTURE MANAGEMENT III, L.P.

      By: /s/  Edward T. Anderson
          -----------------------
          Edward T. Anderson
          General Partner


EDWARD T. ANDERSON

          /s/ Edward T. Anderson
          ----------------------


RICHARD A. D'AMORE


          /s/ Richard A. D'Amore
          ----------------------


JEFFREY P. MCCARTHY


          /s/ Jeffrey P. McCarthy
          -----------------------


WILLIAM J. GEARY


          /s/  William J. Geary
          ---------------------

                              Page 12 of 12 pages